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                SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C. 20549


                             FORM 8-K


                          CURRENT REPORT

              PURSUANT TO SECTION 13 or 15(d) OF THE
                 SECURITIES EXCHANGE ACT OF 1934




Date of Report (Date of earliest event reported)   April 13, 1996
                                                   --------------



                      ENSERCH CORPORATION
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     Exact name of registrant as specified in its charter)



             Texas                1-3183          75-0399066
 ----------------------------   -----------   ------------------
 (State or other jurisdiction   (Commission    (I.R.S. Employer
       of incorporation)        file number)  Identification No.)




     ENSERCH Center
300 South St. Paul Street
     Dallas, Texas                                75201-5598
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  (Address of principal                           (Zip code)
     executive office)



Registrant's telephone number, including area code (214) 651-8700
                                                   --------------




- ----------------------------------------------------------------
  (Former Name or Former Address, if Changed Since Last Report)


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Item 5.   Other Events

     ENSERCH Corporation, a Texas corporation ("ENSERCH"), Texas Utilities Company, a Texas corporation ("TUC"), TXA, Inc., a newly formed Texas corporation wholly owned by TUC ("TXA"), and TXB, Inc., a Texas corporation 50% of the outstanding capital stock of which is owned by ENSERCH and 50% of the outstanding capital stock of which is owned by TUC ("TXB"), have entered into an Agreement and Plan of Merger, dated as of April 13, 1996 (the "Merger Agreement"), providing for a strategic business combination of ENSERCH and TUC (the "Merger"). The Merger, which was approved by the Boards of Directors of ENSERCH and TUC, would be preceded by the spinoff of ENSERCH's 83.4% interest in Enserch Exploration, Inc., a Texas corporation ("EEX"), and certain other assets to the shareholders of ENSERCH (the "Distribution"). The consummation of the Merger is subject to a favorable IRS ruling and certain regulatory approvals. The closing is expected to occur in late 1996 or early 1997.

     In the Merger, TXA will merge with and into ENSERCH and ENSERCH will become a wholly owned subsidiary of TUC. Alternatively, under certain circumstances, the Merger Agreement would be amended as appropriate to effect the transaction by the merger of two newly formed, wholly owned subsidiaries of TXB with and into ENSERCH and TUC, respectively, with the result that ENSERCH and TUC each would become wholly owned subsidiaries of TXB.

     The Merger Agreement, the Press Release, dated April 15, 1996, issued in connection with the announcement of the Merger, and the related Stock Option Agreement (as defined below) are filed as exhibits to this report and are incorporated herein by reference. The descriptions of the Merger Agreement and the Stock Option Agreement set forth herein do not purport to be complete and are qualified in their entirety by the provisions of the Merger Agreement and the Stock Option Agreement.

     To effect the Distribution, immediately prior to the effective time of the Merger, EEX will be merged (the "Preliminary Merger") into Lone Star Energy Company, a Texas corporation wholly owned by ENSERCH ("LSEC"), and the shares of capital stock of LSEC held by ENSERCH will then be distributed to the shareholders of ENSERCH. Certain matters pertaining to the Distribution will be set forth in a Distribution Agreement and a Tax Allocation Agreement, each to be entered into by and among ENSERCH, LSEC, EEX and TUC, the forms of which are attached as Exhibits A and B, respectively, to the Merger Agreement.

     In the Merger, each outstanding share of common stock, par value $4.45 per share ("ENSERCH Common Stock"), of ENSERCH will be converted into the right to receive that number (the "Ratio") of shares of TUC common stock, no par value ("TUC Common Stock"), equal to the quotient obtained by dividing $8.00 by the average closing sales price of the TUC Common Stock over a 15 consecutive trading day period preceding the fifth trading day prior to the effective time of the Merger (the "Average TUC Price"), provided that the Average TUC Price will be deemed to be not less than $35 5/8 and not more than $43 5/8.

      The Merger Agreement provides, with respect to certain outstanding ENSERCH debt, that ENSERCH and TUC will cooperate with each other in maintaining, and that TUC will take such actions as are necessary to meet the quantitative parameters necessary for ENSERCH to maintain, the ratings on such debt by at least two nationally recognized rating agencies at their current levels.

     The Merger Agreement contains customary representations and warranties on the part of ENSERCH and TUC, and the consummation of the Merger is subject to customary closing conditions, including, without limitation, approval by the shareholders of ENSERCH, the receipt of all necessary governmental approvals and the making of all required governmental filings (including the approval of the Securities and Exchange Commission under the Public Utilities Holding Companies Act of 1935, and the filing of the requisite notifications with the Federal Trade Commission and with the Department of Justice under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the expiration of applicable waiting periods thereunder), and any one of several specified actions by the Texas Railroad Commission. The Merger also is subject to (i) the receipt from the Internal Revenue Service of a ruling that the Distribution will qualify as a tax-free distribution and the receipt of opinions of counsel that the Merger will qualify as a tax-free reorganization, (ii) the effectiveness of the registration statement to be filed by TUC in respect of the TUC Common Stock to be issued in the Merger, and (iii) the approval of the shares of TUC Common Stock for listing on the New York Stock Exchange. (See Article IX of the Merger Agreement).

     The Merger Agreement contains covenants regarding the activities of the parties pending the consummation of the Merger. These covenants in respect of ENSERCH do not extend to LSEC, EEX and their respective subsidiaries. Generally, each of ENSERCH and TUC must conduct its business in the ordinary course consistent with past practice. In addition, with respect to ENSERCH, the Merger Agreement prohibits any increase of dividends and imposes restrictions on amendments to its charter documents, acquisitions, capital expenditures, dispositions, incurrence of indebtedness and the modification of employee compensation and benefits arrangements. (See Article VII of the Merger Agreement.)

     ENSERCH and TUC each are afforded a period of 21 days following the execution of the Merger Agreement to conduct a due diligence investigation. Each of ENSERCH and TUC has the opportunity to terminate the Merger Agreement by notice delivered no later than May 4, 1996, if it uncovers information amounting to a material adverse change in the business or prospects of the other party as compared to the information disclosed prior to the execution of the Merger Agreement.

     The Merger Agreement also may be terminated (1) by mutual consent of ENSERCH and TUC, (2) by either ENSERCH or TUC if the Merger is not consummated by March 31, 1997, provided that such termination date will be extended to September 30, 1997, if all conditions to closing of the Merger, other than the receipt of certain regulatory approvals, are capable of being satisfied on March 31, 1997, (3) by either ENSERCH or TUC if the shareholders of ENSERCH fail to approve the Merger, (4) if any federal or state law or court order prohibits the Merger, (5) by either ENSERCH or TUC as a result of a third-party tender offer or business combination proposal which the Board of Directors of such party in good faith and based upon the advice of counsel determines to accept after negotiations with the other party to make adjustments in the terms of the Merger Agreement as would enable the Merger to proceed, (6) by the non-breaching party if there exists a material breach of representation, warranty, covenant or agreement under the Merger Agreement and such breach is not remedied within 20 days after notice from the other party, or (7) by either ENSERCH or TUC if the Board of Directors of the other party withdraws or adversely modifies its recommendation in respect of the Merger.

     In the event the Merger Agreement is terminated as described in clause (6) or (7) of the preceding paragraph, the breaching party or the party whose Board of Directors has withdrawn or modified its recommendation is required to pay to the other, as liquidated damages, the out-of-pocket expenses incurred by the other party in connection with the Merger in an amount up to $15 million, except that if the termination occurs as the result of a willful breach, the non-breaching party may pursue any other
remedies available to it at law or in equity.   Moreover, if (i)
the Merger Agreement is terminated (a) as a result of a failure to obtain the approval of the shareholders of ENSERCH or a failure by ENSERCH to pursue such approval or (b) as described in clauses (5) or (7) of the previous paragraph, and (ii) at the time of such termination (or prior to shareholder disapproval) there is a third-party tender offer or business combination proposal with respect to ENSERCH or TUC, as the case may be, and such offer or proposal has not been rejected by the Board of Directors of the target company of the offer or proposal and withdrawn by the third party, then the Merger Agreement provides for the payment by the target party of a termination fee in the amount of $42.5 million (the "Termination Fee"), which includes out-of-pocket expenses and the value as of the date of termination of the Stock Option (as defined below). (See Article 10 of the Merger Agreement.)

     Concurrently with the Merger Agreement, ENSERCH and TUC have entered into a stock option agreement (the "Stock Option Agreement") granting TUC an irrevocable option to purchase up to 3,363,570 shares of ENSERCH Common Stock (the "Stock Option"), which is equal to 4.9% of the shares of ENSERCH Common Stock outstanding as of March 31, 1996, at a price per share of $16 3/8, if any of the circumstances which trigger payment of the Termination Fee occurs. The issuance of any stock upon the exercise of the Stock Option is subject to any required regulatory approvals. If the Stock Option becomes exercisable, TUC may require that ENSERCH repurchase from TUC all or any portion of the Stock Option, or any shares acquired by TUC upon the exercise thereof, at a price to be calculated as specified in the Stock Option Agreement. (See the Stock Option Agreement.)

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Item 7.  Financial Statements and Exhibits

     (c)  Exhibits

     Exhibit No.    Description of Exhibit        Reference

       2.1          Agreement and Plan of
                    Merger dated as of
                    April 13, 1996 (1) . . . . . .Filed herewith.

       2.2          Stock Option Agreement
                    dated as of April 13,
                    1996 . . . . . . . . . . . . .Filed herewith.

       99           News Release of ENSERCH
                    Corporation dated
                    April 15, 1996 . . . . . . . .Filed herewith.

(1) The registrant agrees to furnish supplementally any omitted exhibits or schedules to the Commission upon request.

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                            SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                              ENSERCH CORPORATION
                                 (Registrant)



Date:  April 17, 1996         By:  /s/ J. W. Pinkerton
                                   -----------------------------
                                   J. W. Pinkerton
                                   Vice President and Controller